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                                                                EXHIBIT 14.1




                            (PERKINS RESTAURANT LOGO)

                             THE RESTAURANT COMPANY
                           PERKINS RESTAURANT & BAKERY

                            CODE OF BUSINESS CONDUCT





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The following areas are covered by this policy:

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        CONTENTS                                                              PAGE
  1.0   Scope and Administration .............................................  1

  2.0   Our Principles .......................................................  1

  3.0   Conflicts of Interest, Gifts, Gratuities,
        Bribery and Kickbacks ................................................  1

  3.1   Meals, Entertainment and Travel ......................................  2

  3.2   Outside Employment ...................................................  2

  3.3   Corporate Boards .....................................................  2

  3.4   Corporate Business Opportunity .......................................  2

  4.0   Confidential Information .............................................  2

  4.1   Release of Information about the Company .............................  3

  5.0   Use of Company Assets ................................................  3

  6.0   Government Relations .................................................  4

        OTHER RELATED POLICIES

  7.0   Fair Treatment .......................................................  4

  7.1   Travel and Entertainment .............................................  4

  8.0   Discipline ...........................................................  4

  8.1   Individual Judgment ..................................................  4

  9.0   Certification & Acknowledgment .......................................  5

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                          1.0 SCOPE AND ADMINISTRATION

         No corporate code can cover every possible question of business practice. If in doubt, ask your superior or higher authority before you act. Compliance with the Code is the responsibility of every employee. Persons in management positions have a special responsibility to demonstrate high ethical standards and to create an environment that supports ethical behavior.

         The nature of management responsibility is such that under some circumstances individual managers as well as the Company may be liable under the law for the acts of employees within the managers' responsibilities, even if the manager had no actual knowledge of the specific misconduct.

         The Vice President of Human Resources is the corporate officer who will administer overall compliance with this Policy. The Company's Internal Audit Department will from time to time audit compliance with the Code as will the General Counsel. You should feel free to contact any of these persons with questions about this Policy if you see any potential or suspected violations without fear of retribution.

                               2.0 OUR PRINCIPLES

         Our business practices are governed by the Perkins Guiding Principles. In furtherance of that goal, we will deal fairly and honestly with our fellow employees, our franchisees, our suppliers, our customers and public authorities. We will comply with all applicable laws and regulations and the best generally accepted business and social standards within our industry and within the communities in which we do business.

                  3.0 CONFLICTS OF INTEREST, GIFTS, GRATUITIES,
                              BRIBERY AND KICKBACKS

         Every employee owes a duty of loyalty to the Company and in business matters must act solely for the benefit of the Company. Each employee therefore must remain free of interests or relationships which are, or appear to be, directly or indirectly harmful or detrimental to the Company's interests or which give the appearance of undue influence in decision-making.

         Employees are prohibited from soliciting or accepting any kind of compensation, bribery/kickbacks, rebates or rewards for doing business with suppliers, distributors, brokers, consultants, franchisees or any other persons doing business with the Company. Employees may not grant requests or accept gifts, trips or entertainment or other non-monetary favors or gratuities from the Company's business associates that exceed customary practices extended in accordance with accepted ethical business practices in our industry. Gifts may be accepted if they are of nominal value (normally less than $50). If in doubt about the propriety -- ask.

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         Employees may not hold financial or other ownership interests, whether of equity or debt, directly or indirectly, in franchisees, suppliers, distributors, brokers, consultants or any other persons doing business with the Company where such an interest could result in a conflict.

                       3.1 MEALS, ENTERTAINMENT AND TRAVEL

         Meals, entertainment and travel may be accepted if reasonable in value considering the nature of the event, the number and identity of other guests, or infrequency of the occasion, provided business is conducted. As an example, a sales event conducted by a vendor where guests from several organizations are invited can be considered acceptable.

                             3.2 OUTSIDE EMPLOYMENT

         The Company requires the full-time efforts and attention of its employees. In general, this level of effort and attention makes it impractical for employees to pursue extensive employment outside the Company. Moreover, outside employment also could lead to a conflict of interest for the employee. Consequently, any outside employment must be approved in advance by the Vice President of Human Resources.

                              3.3 CORPORATE BOARDS

         A member of the board of directors of a corporation or similar entity has access to sensitive information that charts the course of the organization. When a Company employee is invited to play that role for an outside organization, the Company must take safeguards to shield both the organization and the employee from even the appearance of impropriety. For that reason, prior approval is required before any employee can accept a position as a member of the board of directors of another company.

                       3.4 CORPORATE BUSINESS OPPORTUNITY

         Each employee owes the Company a duty of loyalty. That duty is violated if the employee personally profits from a business opportunity which rightfully belongs to the Company. This problem arises when an employee has an interest, direct or indirect, in an entity which offers a product or service which could be offered by the Company, or when an employee directly or indirectly offers such a product or service in competition with the Company. Ask yourself, did this idea come from my working as an employee of Perkins and could Perkins be interested in being in this business. If you have any other doubts about business circumstance -- ask.

                          4.0 CONFIDENTIAL INFORMATION

         One of the Company's most important assets is its confidential corporate information. The Company's legal obligations and its competitive position mandate that this information remain strictly confidential.

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         Confidential corporate information generally falls into two categories.
The first category encompasses information intended for internal use only. This information typically relates to the Company's business strategies and operations, such as pricing policies, production techniques, "trade secrets" (confidential information used in the course of business to give the Company a competitive advantage), recipes and marketing strategies. The Company endeavors to keep this information strictly confidential indefinitely.

         The second category, by contrast, involves confidential corporate information which the Company routinely and periodically discloses to the investing public, its lenders and other parties with which the Company does business. This information often gauges the Company's financial performance (e.g., quarterly financial results of the Company's operations) or identifies events which have a significant (or "material") effect on the value of the Company and any of its outstanding publicly owned equity or debt securities.

         Confidential corporate information must not be disclosed by employees to anyone outside the Company, except for a legitimate business purpose (such as contacts with the Company's accountants, its outside lawyers or vendors with whom the Company has contracted). Even within the Company, confidential corporate information should be discussed only with those who have a need to know the information. An employee's obligation to safeguard confidential corporate information continues even after the employee leaves the Company.

                  4.1 RELEASE OF INFORMATION ABOUT THE COMPANY

         The Company has designated spokespersons and arranges for the regular release of information through them exclusively. All requests for information should be referred to the Chief Financial Officer, the General Counsel or the Vice-President Operations Administration or other designees as assigned. Releasing any corporate information through any other channels is a violation of this Code of Business Conduct.

                            5.0 USE OF COMPANY ASSETS

         There are a number of perquisites/business tools that are given to or accessible to Perkins Employees. Occasional and limited use of them for personal reasons does not constitute a violation of the Code of Conduct Policy (e.g., use of cellular phone for "reasonable" personal calls, or the use of a P.C. for an occasional personal e-mail or minor use of photo copy machine for non-work items). Company assets or the services of company personnel may not be used for the personal benefit of any employee. Such a practice not only violates ethical standards but it could also violate tax or other legal requirements. Accordingly, no employee may use Company assets unless approved by the Vice President of Human Resources and arrangements are made for personal payment.

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                            6.0 GOVERNMENT RELATIONS

         The Company and its employees are expected to know and obey the laws of the state and local governments in which our restaurants and manufacturing facilities are located, as well as federal laws which affect our business. The Company encourages responsible civic participation but does not condone any unlawful or any improper political activity or conduct with representatives of any governmental entity. Employees may not permit Company funds to be used for any political campaign contribution or keep any secret account or funds for such purpose or reimburse any employee, agent or representative for any personal political contribution. No employee may pay any bribe or give any other thing of value to any representative of any governmental entity for the purpose of securing any benefit for the employee or for the Company.

                             OTHER RELATED POLICIES

                               7.0 FAIR TREATMENT

         The Company has separately adopted a Fair Treatment Policy. All employees are expected to adhere to it scrupulously. Violations will be dealt with seriously.

                          7.1 TRAVEL AND ENTERTAINMENT

         The Company also has adopted a separate Travel and Entertainment policy to which all employees are expected to adhere.

                                 8.0 DISCIPLINE

         Violations of the Code may lead to serious sanctions, including termination for cause. The conduct of each employee vitally matters to the Company. A misstep by a single employee can cost the Company dearly; it undermines all of our reputations. For these reasons, violations of the Code may lead to significant penalties, including written warning, final written warning and termination for cause. All employees have an obligation to disclose any information they have about violations of these policies by others using sound judgment and discretion prior to reporting such serious offenses.

                             8.1 INDIVIDUAL JUDGMENT

         These guidelines are to help all of us better understand what we believe to be in the best interests of our employees, shareholders, and those with whom we do business as well as the customers we see in our restaurants every day. However, in the final analysis, each of us must depend upon our own individual judgment in deciding on the correct course of action. When considering a particular situation, the following factors may help you arrive at the right decision:

         - Is my action consistent with approved Company practices?



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         -   Does my action give the appearance of impropriety?

         - Will my action bring discredit on the Company or any employee if it becomes generally known?

         - Can I defend my action to my supervisor, other employees and the general public?

         - Does my action meet the spirit as well as the letter of this Code of Business Conduct?

Always use good judgment and common sense. This Code of Business Conduct reflects the collective good judgment and common sense of many who have preceded us. Whenever you see a situation where this is not the case, you have the responsibility to bring it to the Company's attention so it may be corrected.

                       9.0 CERTIFICATION & ACKNOWLEDGMENT

         Each employee will be required to certify upon employment, and periodically thereafter, that they have read carefully and are familiar with the policies contained in this Code of Business Conduct and in the other policies referred to in this Code of Business Conduct.

I have read the Code of Business Conduct Policy and agree to the terms and conditions as written.




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Employee Signature                                   Date



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Print Name



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